Exhibit 10.52

SoftBank Card Agency Agreement

SB Payment Service Corporation (“SBPS”) and PayPay Corporation (“PP”) agree as follows and enter into the following contract (this “Agreement”) regarding the Service (defined in Article 3) provided by SBPS.

Article 1 General Provisions

This Agreement provides for the use of the Service using the prepaid payment instrument SoftBank Card issued by SBPS (the “Card”), and PP shall use the Service in accordance with this Agreement.

Article 2 Definitions of Terms

The meanings of the terms used in this Agreement are as follows unless otherwise defined in this Agreement.

(1)	Service

The service by which, when a User uses the Card as the payment method for a PayPay Charge purchase price, SBPS pays an amount equivalent to the price of the Card used to PP

(2)	Service System

The computer hardware, software, and the like necessary for realizing the Service

(3)	User

A customer that intends to make a PayPay Charge using the Card

(4)	PayPay

The service provided by PP as notified to SBPS and for which SBPS’s approval is obtained

(5)	PayPay Charge

The act of topping up PayPay Balance

(6)	PayPay Balance

Collectively, PayPay Money, PayPay Money Lite, PayPay Bonus, and PayPay Bonus Lite

(7)	PayPay User

A customer that uses PayPay

Article 3 Service

1.	SBPS shall provide to PP the following services in addition to the Service:

(1)	notices to PP regarding approval or refusal of sales when a User uses a Card to purchase a PayPay Charge.

(2)	SBPS shall provide the Service solely for PayPay Charge, and PP shall not use the Service except for PayPay Charge.

2.

If PP is required to take action in connection with this Agreement under laws and ordinances or by an industry association or supervisory authority and makes a request to SBPS, SBPS shall comply with that request.

Article 4 Obligations of PP

1.

PP shall comply with its obligations provided for in this Agreement, the Act on Specified Commercial Transactions, the Act Against Unjustifiable Premiums and Misleading Representations, the Payment Services Act, the Consumer Contract Act, and other relevant laws and ordinances, the requests of supervisory authorities, etc. such that the Service is operated soundly.

2.	PP shall set the Card as a method for PayPay Charge.

3.	PP shall indicate and provide information regarding the Card in the PayPay application provided to Users.

4.	If a PayPay User uses or wishes to use the Service, PP shall make a request to SBPS to confirm whether or not the PayPay User possesses the Card associated with the connection.

5.	If a User uses a Card for PayPay Charge, PP shall treat the User as having paid the price of the PayPay Charge.

6.

If, when a User uses the Service, PayPay Charge cannot be used due to the credit limit having been exceeded or other reasons, PP shall inform the User that the service is unavailable on behalf of SBPS.

7.	If PP believes that a Card is clearly being used by a person other than the owner of that Card or the transaction is clearly suspicious, PP shall make efforts to notify SBPS to that effect.

8.	PP shall promptly cooperate as requested by SBPS in the case provided for in the preceding paragraph.

9.	When handling the use of a Card by a User, PP shall make efforts to take the following actions and measures:

(1)	take measures such that the User can clearly confirm the transaction details when making a PayPay Charge;

(2)	take measures to confirm, provide sufficient explanations, etc. to prevent mistaken input such that the User does not make a mistaken manifestation of intention;

(3)	handle in good faith any inquiries from Users regarding PayPay Charge, whether at the time of the top-up or after the top-up; and

(4)	in addition to the preceding three items, matters separately notified by SBPS as matters for compliance in using the Card.

10.	When using the Service, PP shall not commit any of the following acts:

(1)	any act that leads to fraud or other crime;

(2)	any act that infringes or is likely to infringe the copyright, trademark rights, or other intellectual property rights of SBPS or a third party;

(3)	any act that infringes or is likely to infringe the property, privacy or portrait rights of SBPS or a third party;

(4)	the act of sending or enabling a third party to receive a malicious computer program;

(5)

joining or soliciting donations for a political association, religious association, or other association, pre-election activities, electoral campaigning, or any act that violates the Public Offices Election Act (including any similar acts);

(6)	any act connected to pornography, obscenity, child pornography, child abuse, prostitution, violent acts, gambling, narcotics, or other matters that are inappropriate based on social norms;

(7)

sending to a third party unsolicited emails for advertising, promotions, solicitation, or the like, or emails with unpleasant (or potentially unpleasant) content, any act that prevents a third party from receiving emails, or any act of requesting or complying with the forwarding of chain mail;

(8)	any act of obtaining a third party’s information by fraudulent means (including phishing and similar means) without that person’s consent;

(9)	any act that is defamatory to or harms the reputation or credibility of SBPS or a third party;

(10)	any act that obstructs the business of SBPS or a third party;

(11)	any other act that breaches laws and ordinances or this Agreement, or act that violates public order and morals;

(12)	any other act that SBPS determines to be inappropriate.

11.	If SBPS determines that an act committed by PP falls under any item of the preceding paragraph, SBPS may request that PP rectify that act, and PP shall promptly comply.

12.

If SBPS is required to take action in connection with this Agreement under laws and ordinances or by an industry association or supervisory authority and makes a request to PP, PP shall comply with that request.

Article 5 Handling of Disputes with Users

PP shall establish a helpdesk for handling inquiries, complaints, and other communications from Users regarding PayPay, and handle inquiries, complaints and other communications from Users at its own responsibility and cost. If either party receives a complaint from a User that the other party must report to a supervisory authority, it shall immediately report to the other party.

Article 6 Cooperation in Investigations, Etc.

1.

If SBPS requests PP to conduct an investigation, report on, or present materials in connection with matters that SBPS finds to be necessary such as any business contents, the status of use of the Card, or the contents of sales processing, then PP shall immediately comply with such request.

2.	In addition to the preceding paragraph, PP shall promptly comply with any request from SBPS for PP’s cooperation in an investigation regarding matters provided for in this Agreement.

3.	PP shall immediately comply with any request from SBPS to present information necessary to make a report required under laws and ordinances or other matters that SBPS is obligated to report.

4.	PP shall cooperate with any request from an administrative agency or the like to conduct an investigation, on-site inspection, or the like in connection with this Agreement.

Article 7 Payment; Consideration

1.

SBPS shall calculate the value and number of PayPay Charge transactions using the Card for the period from the first of each month to the last day of each month, and report those figure to PP by the 10th business day of the following month.

2.

After receiving a written report from SBPS under the preceding paragraph, PP shall notify SBPS of any doubts regarding the content of that report within five business days. If SBPS does not receive notice from PP, SBPS may deem the report to have been accepted without objections.

3.

SBPS shall pay the amount equivalent to the value of the PayPay Charge transactions indicated in the report provided for in Paragraph 1 (the “Charges for Goods, Etc.”) by wire transfer into the bank account designated by PP by the last day of the month in which the report is sent (if that day is a bank holiday, the preceding business day). SBPS shall bear any transfer fees.

4.	The consideration for the use of the Service is equivalent to 1.10% of the value of the PayPay Charge transactions using the Card (rounded down to the nearest whole yen).

5.	The parties shall review the consideration for the use of the Service once per quarter.

6.	Notwithstanding the preceding paragraph, the parties may consult and agree to alter the consideration for the use of the Service at any time.

Article 8 Handling of Unauthorized Use

1.

PP is responsible for making efforts to ensure transaction security, confirming that use of the Card for PayPay Charge does not constitute unauthorized use, and cooperating in the prevention of unauthorized use.

2.

If PP suspects that a PayPay Charge request is being made by a person other than the User or believes that the transaction is clearly suspicious, PP shall not conduct the PayPay Charge, and shall immediately notify SBPS of the facts.

3.

PP shall cooperate with SBPS to handle any unauthorized use of the Service in connection with the PayPay Charge. PP shall conduct the necessary investigations to rectify the situation and prevent recurrence, as necessary and without delay, and formulate and implement a plan with the necessary and appropriate content to rectify the situation and prevent recurrence based on the above findings.

4.

In the case provided for in the preceding paragraph, PP shall immediately report that fact to SBPS, and report the investigation findings and the content and schedule for formulating and implementing the plan for rectification and prevention of recurrence provided for in the preceding paragraph to SBPS without delay.

5.	The parties shall cooperate as appropriate to conduct monitoring for the prevention of unauthorized use, and shall report the details of such monitoring.

Article 9 Cancellation of Payment; Refund

1.	If PP cancels a PayPay Charge, it shall do so by the method designated by SBPS, in which case PP shall pay the consideration for the use of the Service.

2.	SBPS shall not owe payment obligations to PP for a sale in any of the following cases:

(1)	the PayPay Charge is not conducted;

(2)	PP breaches any provision of this Agreement in conducting the PayPay Charge;

(3)	the sale occurs through the use of a lost or stolen Card; or

(4)	the User notifies SBPS that it has no memory of using the Card, that the amount is wrong, or similar doubts.

3.

PP shall return to SBPS, without delay, any sale proceeds corresponding to a sale that is discovered after payment to fall under any item of the preceding paragraph, by the method designated by SBPS. If PP fails to return those sale proceeds, SBPS may deduct those sale proceeds from subsequent payments to PP.

4.

If SBPS suspects that a sale falls under any item of Paragraph 2, SBPS may itself conduct, or designate a third party to conduct, an investigation into that matter (the “Investigation”), and withhold payment under Article 7 until the Investigation is completed.

5.	SBPS may refuse to make payment under Article 12, without incurring any liability, in any of the following cases:

(1)	the doubts provided for in the preceding paragraph are not resolved within 30 days after the Investigation commences; or

(2)	PP fails to respond to an inquiry from SBPS regarding the Investigation within 14 days after the Investigation commences.

6.

If the Investigation is completed within 30 days after commencing, and PP is found not to fall under any item of Paragraph 1 with respect to the Charges for Goods, Etc. for which payment under Article 13 is withheld pursuant to Paragraph 4, SBPS shall pay those Charges for Goods, Etc. to the merchant. In such case, SBPS will not owe any late payment damages.

Article 10 Outstanding Confirmed Claims

If Sotftbank Matomete Shiharai (B) provided by SBPS and SoftBank Corporation is used as the top-up method for the SoftBank Card balance which is used for a PayPay Charge, the parties shall comply with the provisions of the memorandum between SBPS, PP, and SoftBank Corporation dated as of July 29, 2019 (as amended from time to time) with respect to any Outstanding Confirmed Claims (defined in the attached Memorandum); provided, however, that the fee rate is as defined in Article 7, Paragraph 4 of this Agreement.

Article 11 Refunds to Users

1.	PP shall not make cash refunds to Users without the prior written consent of SBPS.

2.	If it becomes necessary to make a cash refund to a User, PP shall immediately report to SBPS and comply with the instructions of SBPS.

3.	If it becomes necessary to cancel a transaction with a User, PP shall settle that transaction by the method determined through consultation between SBPS and PP.

Article 12 Subcontracting to Third Parties

SBPS may at its own responsibility subcontract to third parties all or part of the operations it is to perform under the provisions of this Agreement by imposing obligations equivalent to its own obligations under this Agreement on those third parties.

Article 13 Communications and Communication Expenses

1.	PP shall exchange the necessary data with the Service System by the method designated by SBPS.

2.	PP shall bear any communications expenses associated with such communications.

Article 14 Retention of Past Data

SBPS shall retain records from constituent devices, including data related to Article 7 (Payment; Consideration) (“Past Data”) during the term of this Agreement. However, SBPS may delete the Past Data from the constituent devices after consultation with PP and making backups.

Article 15 Changes to Notified Matters

1.

If there is a change in matters such as the address, name, representative, main place of business, or remittance account designated by SBPS and notified to SBPS by PP, PP shall immediately notify SBPS of that change by the method prescribed by SBPS.

2.

If the PP fails to provide notification under the preceding paragraph, and notifications, sent documents, or the like from SBPS to PP are delayed or do not arrive, they will be deemed to have arrived at the time they would ordinarily have arrived.

3.	If a payment from SBPS to PP is delayed because PP failed to provide notification under Paragraph 1, the payment will be deemed to have been made at the time it would ordinarily have been made.

4.

If it becomes necessary for PP to modify PP’s computer systems in connection with this Agreement, PP shall immediately notify SBPS thereto by the method prescribed by SBPS and shall make changes to PP’s systems after obtaining the consent of SBPS.

5.

If the Service System is unable to receive data as normal from PP due to PP not providing notification under the preceding paragraph, SBPS shall not be liable to PP for any damage to information, profits, or the like incurred by PP.

Article 16 Damages

Each party shall compensate for any damage incurred by the other party due to that party’s breach of this Agreement.

Article 17 Interruption or Suspension of the Service System

1.	SBPS may suspend the Service System with advance notice to PP (including by fax or email) in any of the following cases:

(1)	SBPS conducts system maintenance as necessary for the maintenance, expansion, or relocation of a constituent device;

(2)	Maintenance on an outside partner agency system which is connected to the payment service system is conducted; or

(3)	any other circumstances considered to be unavoidable.

2.	SBPS may suspend the Service System without advance notice to PP in any of the following cases:

(1)	SBPS conducts emergency system maintenance due to malfunction of a constituent device or software;

(2)

it becomes impossible to provide the Service System due to a malfunction in a data center, connected financial institution, or general telecommunications line or network, or other unforeseeable malfunction;

(3)	SBPS determines that it is necessary to suspend the Service System for maintenance of the Service System or other operational or technical reasons, or other reasonable grounds;

(4)	it becomes impossible to provide the Service System due to a natural disaster, civil unrest, riot, labor dispute, or the like; or

(5)	SBPS determines that it is necessary to suspend the Service System to prevent wrongful use or the like.

3.

SBPS is in no way liable for any disadvantage or damage (including loss of profit or loss of opportunity) incurred by PP due to the suspension of the Service System under the preceding two paragraphs, unless the causal event under any item of the preceding two paragraphs is due to the willful misconduct or negligence of SBPS.

Article 18 Handling of Malfunctions in the Service System

If any malfunction arises in the Service System, SBPS shall promptly notify PP of the status of the malfunction, the expected time to recovery, and other matters, and make efforts toward rapid recovery.

SBPS may take measures in lieu of service recovery without PP’s consent if SBPS determines that those measures are necessary for recovery from a malfunction.

SBPS is in no way liable for any disadvantage or damage (including loss of profit or loss of opportunity) incurred by PP due to an event provided for in the preceding two paragraphs, unless the causal event under the preceding two paragraphs is due to the willful misconduct or gross negligence of SBPS.

Article 19 Disclaimer; No Warranty

1.	The following events are outside the scope of the Service System’s performance guarantee, and SBPS is not liable to PP if any of the following events arise:

(1)

an online process through which the Service System coordinates with an outside connected agency (“Outside Agency”) suffers a performance decrease due to the status of processing by the Outside Agency, overloading of the process, or an unforeseen network device error;

(2)	a processing process through which the Service System coordinates with an Outside Agency suffers a loss of connectivity or functionality due to a malfunction on the part of the Outside Agency;

(3)	processing or operations are delayed due to a problem with the data provided to the Service System by PP; or

(4)	a loss of connectivity or functionality occurs due to a problem in a telecommunications line not managed by SBPS, a data center connection, PP’s system environment, or a third party environment.

2.	If SBPS responds to a major malfunction involving data restoration, a data level where recovery is possible by using backup data shall be within 24 hours after the malfunction occurs.

3.

SBPS provides no guarantee whatsoever with respect to information or profit lost by PP due to SBPS’s interruption or suspension of the Service, unless that interruption or suspension of the Service is due to the willful misconduct or negligence of SBPS.

4.	SBPS will not correct data errors due to operational errors by PP.

5.	PP shall resolve, at its own responsibility and cost, any damage incurred by a third party due to PP’s use of the Service, unless that damage is caused by SBPS’s willful misconduct or negligence.

6.	SBPS is not obligated to compensate for non-performance if SBPS becomes unable to perform this Agreement due to a natural disaster or other force majeure.

Article 20 Confidentiality

Each party shall store and manage the content of this Agreement and the operational, technical, and business-related confidential information of the other party obtained in the course of performing this Agreement (irrespective of medium or method, and including copies and derivative materials; “Confidential Information”) with the due care of a prudent manager, and shall not disclose or divulge the Confidential Information to any third party without the prior written consent of the other party, and shall use the Confidential Information solely for the performance of this Agreement. However, the following information does not constitute Confidential Information:

(1)	information that is already public knowledge or in the public domain at the time of disclosure;

(2)	information that becomes public knowledge or enters the public domain after disclosure due to a reason not attributable to the receiving party;

(3)	information already lawfully held by the receiving party at the time of disclosure;

(4)	information that the receiving party lawfully receives from a duly authorized third party without assuming any obligation of confidentiality; and

(5)	information developed independently without reference to the disclosed information.

Each party shall manage the Confidential Information of the other party with the due care of a prudent manager to ensure no loss, damage, divulgence, or the like of that information, and is fully responsible for any loss, damage, or divulgence of that Confidential Information.

Notwithstanding the provisions of the preceding two paragraphs, each party may disclose the Confidential Information in response to a court order or other request for disclosure by a public agency under laws and ordinances, provided that it shall promptly notify the other party as a condition of that disclosure.

Notwithstanding Paragraph 1, either party may disclose the Confidential Information of the other party to its own officers (including executive officers), employees (under any type of employment), attorneys at law, certified public accountants, and subcontractors engaged in relevant work (“Staff”) with a need to know the Confidential Information for the performance of this Agreement, to the extent that such disclosure is essential for the performance of work under this Agreement, without the prior written consent of the other party. In such case, that party shall impose on its Staff obligations equivalent to those under this Agreement, and is fully responsible for those obligations.

Each party shall return, destroy, or otherwise dispose of the Confidential Information upon termination of this Agreement or at the instructions or request of the other party, in accordance with those instructions or that request.

Article 21 Protection of Personal Information

1.

If PP and SBPS acquire or manage personally identifiable information such as names and addresses of Users, information on settlement methods necessary for the use of the Card (including the Card number), Users’ payment histories, and other such information (“Personal Information”), they shall comply with related laws and ordinances, strictly manage that Personal Information, and establish a system under which it is not possible for employees or the like to wrongfully reproduce Personal Information or remove it from the workplace.

2.	PP shall comply with the Rules on Handling of Personal Information set out in the Exhibit.

3.	If there is any unauthorized access, loss, alteration, or divulgation in regard to Personal Information or databases containing Personal Information managed by SBPS, SBPS shall immediately notify PP.

Article 22 No Transfer of Status

1.	PP shall not transfer its status under this Agreement to a third party without the prior written consent of SBPS. PP may not assign or pledge to a third party its claims against SBPS.

2.	SBPS may transfer all or part of its status under this Agreement to a third party with at least three months’ prior written notice to PP.

Article 23 Term

1.

The term of this Agreement is from the date of formation of this Agreement to March 31 of the following year. However, unless either party indicates its intention to the contrary at least six months before the termination of this Agreement, this Agreement will automatically extend for a further period of one year, and the same applies thereafter.

2.	Notwithstanding the preceding paragraph, either party may terminate this Agreement by written notice to the other party at least three months in advance.

3.	If either party owes outstanding obligations at the time of termination of this Agreement, this Agreement will continue to apply with respect to those obligations until performance is completed.

Article 24 Elimination of Antisocial Forces

1.

Each party represents and covenants to the other party that none of it, its representatives and officers, and other persons considered to have substantive control over its management, constitutes or will in the future constitute any of the following persons or entities (hereinafter in this Article, “Organized Crime”):

(1)	an organized crime group;

(2)	a member of an organized crime group;

(3)	a person that ceased being a member of an organized crime group within the past five years;

(4)	an associate member of an organized crime group;

(5)	a company affiliated with an organized crime group;

(6)

a corporate extortionist (sokaiya-to), corporate extortionist acting under the guise of social or political activity (shakaiundo-to hyobo goro), or a group or individual with special expertise connected to organized crime (tokushu chino boryoku shudan-to);

(7)	any person or entity similar to the above.

2.	Each party represents to the other party that it does not, and covenants that it will not in the future, fall under any of the following items:

(1)	having a relationship in which its management is considered to be controlled by Organized Crime;

(2)	having a relationship in which Organized Crime is considered to be substantively involved in its management;

(3)

having a relationship in which it is considered to unjustly use Organized Crime for the purpose of obtaining illegitimate gains for itself, its own company, or a third party, causing damage to a third party, or any other purpose;

(4)	having a relationship in which it provides funds and the like or other benefits to Organized Crime or otherwise contributes to Organized Crime; or

(5)	an officer or other person substantively involved in the management of that party having a socially reprehensible relationship with Organized Crime.

3.	Each party covenants to the other that it will not, itself or through a third party, make or commit:

(1)	fraud or violent demands;

(2)	unjust demands in excess of the other party’s legal liability;

(3)	threatening behavior or violence in connection with business affairs;

(4)	the act of spreading rumors, using fraudulent means or force to damage the reputation of the other party, or obstructing the other party’s business affairs; or

(5)	any other act similar to the above.

4.

If there are reasonable circumstances to suspect that the either party falls under Paragraph 1 or Paragraph 2, the other party may investigate that party irrespective of the truth of the matter, and that party shall cooperate in the investigation. If either party determines that it falls under, or may potentially fall under, Paragraph 1 or Paragraph 2, that party shall immediately notify the other party.

5.

If either party falls under, breaches, or makes a false report in connection with representations and covenants under any of the preceding four paragraphs, the other party may immediately suspend provision or use of the Service and terminate this Agreement without prior notice to that party. In such case, all monetary obligations owed by the breaching party to the terminating party will automatically be accelerated and become immediately due and payable in cash.

6.

The party that terminates this Agreement under this Article (the “Terminating Party”) is not liable for compensation or indemnification of any damage incurred by the other party. The other party shall compensate for any damage incurred by the Terminating Party due to the termination.

Article 25 Termination for Cause

1.	If either party fails to perform this Agreement, the other party may terminate this Agreement after issuing a demand for cure specifying a reasonable period of time.

2.

Notwithstanding the provisions of the preceding paragraph, either party may immediately terminate all or part of the Agreement without demand for cure if any of the following events occurs in regard to the other party:

(1)

the other party is subject to a disposition such as rescission or suspension of its license to operate, suspends payments, becomes insolvent, is subject to disposition for delinquent taxes, or is subject to a petition for commencement of corporate reorganization, bankruptcy, or civil rehabilitation proceedings, other special liquidation, or proceedings similar to any of the foregoing;

(2)	the other party is subject to a petition by a third party for compulsory execution, provisional attachment, provisional disposition, or auction;

(3)	a note or check issued by the other party is dishonored;

(4)	reasonable grounds arise for determining that the condition of the assets of the other party has deteriorated;

(5)	the other party is dissolved, undergoes a merger or split, or transfers all or a material part of its business;

(6)	the other party breaches laws or ordinances;

(7)	it is reasonably determined that the other party has committed an act that damages its own credibility;

(8)	it is discovered that the other party has notified false matters;

(9)	it is reasonably determined that the operations or business category of the other party are offensive to public order and morals;

(10)	the other party delays a payment under this Agreement; or

(11)	it is otherwise reasonably determined that the continuation of this Agreement is inappropriate or impracticable.

3.

If all or part of this Agreement is terminated under the preceding paragraph, all monetary obligations owed by the other party to the terminating party will automatically be accelerated and become immediately due and payable in cash.

Article 26 Procedure after Termination; Survival

1.	If this Agreement is terminated, SBPS shall discontinue provision of the Service by the method designated by SBPS.

2.	If this Agreement is terminated, PP shall immediately discontinue any advertising, promotion, or business solicitation predicated on the existence of this Agreement.

3.	If this Agreement ends, PP shall immediately return or destroy, in accordance with the instructions of SBPS, all relevant documents and printed material provided to it by SBPS.

4.

The provisions of Article 5 (Handling of Disputes with Users) through Article 7 (Payment; Consideration), Article 14 (Retention of Past Data), Article 16 (Damages), Article 18 (Handling of Malfunctions in the Service System), Paragraph 3, Article 19 (Disclaimer; No Warranty) through Article 22 (No Transfer of Status), Article 23 (Term), Paragraph 3, Article 24 (Elimination of Antisocial Forces), Paragraphs 5 and 6, Article 25 (Termination for Cause), Paragraph 3, this Article (Procedure After Termination; Survival) and Article 27 (Governing Law) through Article 29 (Resolution by Consultation) shall remain in effect after the termination of this Agreement.

Article 27 Governing Law

The validity, construction, and performance of this Agreement are governed by and shall be interpreted according to the laws of Japan.

Article 28 Jurisdiction

The Tokyo District Court has exclusive jurisdiction as the court of first instance with respect to any dispute requiring litigation between the parties in connection with this Agreement.

Article 29 Resolution by Consultation

The parties shall consult in accordance with the principle of good faith and work to smoothly resolve any matter not provided for herein or doubt regarding this Agreement.

In witness whereof, this instrument is prepared in duplicate, and each party shall affix its name and seal hereto and retain one original.

October 1, 2020

SBPS	(Third-Party Prepaid Payment Instrument Issuer)

1-9-1 Higashishimbashi, Minato-ku, Tokyo

SB Payment Service Corporation

Tomonori Hotta, Representative Director and Vice President

PP:	1-3 Kioicho, Chiyoda-ku, Tokyo

PayPay Corporation

Ichiro Nakayama, Representative Director and President

Exhibit

Rules on Handling of Personal Information

Article 1 Purpose

These Rules establish how the personal information of users that SBPS provides to PP (“Personal Information”) is to be handled in the course of PP’s performance of the operations on behalf of SBPS (the “Entrusted Services”) for the purpose of appropriately protecting the Personal Information.

Article 2 Definitions

In these Rules, “Personal Information” means information about an individual that includes statements, individual numbers, symbols or other codes (including personal identification numbers), images, or audio that can identify individuals (including information that cannot identify individuals by itself, but can be readily combined with other information to identify individuals).

Article 3 Legal Compliance

PP shall comply with the Act on the Protection of Personal Information, related laws and ordinances, and guidelines and other rules issued by the national government when performing the Entrusted Services.

Article 4 Managing Department; Manager

1.	PP shall notify SBPS of the managing department, manager, and other relevant persons with respect to Personal Information at PP.

2.	If PP changes the managing department, manager or another relevant person provided for in the preceding paragraph, it shall notify SBPS without delay.

Article 5 Confidentiality

1.	PP shall handle the Personal Information with the due care of a prudent manager when performing the Entrusted Services.

2.	PP shall maintain the Personal Information as strictly confidential, and shall not provide or divulge the Personal Information to any third party without the prior written consent of SBPS.

3.	PP shall not cause any person to handle Personal Information other than an employee engaged in the Entrusted Services.

4.	PP shall provide necessary and appropriate supervision and education to the employees that handle Personal Information when performing the Entrusted Services.

5.

PP shall impose on its employees engaged in the Entrusted Services that handle Personal Information an obligation to maintain the confidentiality of the Personal Information during and after their employment.

Article 6 No Unauthorized Use

1.	PP shall not use the Personal Information for any purpose other than the Entrusted Services, and shall not misappropriate or alter the Personal Information.

2.	PP shall collect Personal Information for the purpose of the Entrusted Services solely to the extent necessary to achieve its purpose, and in a manner that is lawful and fair.

3.	PP is responsible for obtaining the consent of users as necessary for the collection of Personal Information pursuant to the provisions of the preceding paragraph.

Article 7 No Copying or Reproduction

PP shall not copy or reproduce the Personal Information without the prior written consent of SBPS, except for copying and reproduction to the minimum extent necessary for the performance of the Entrusted Services.

Article 8 Management of Personal Information

1.

When performing the Entrusted Services, PP shall make a report to SBPS in advance and implement the necessary and appropriate organizational, personnel, material, and technical security measures approved by SBPS (the “Security Measures”) for the purpose of preventing the divulgence, misappropriation, destruction, alteration, loss, or damage of the Personal Information in accordance with the Act on the Protection of Personal Information and other related laws, ordinances, and the like.

2.	SBPS may request reports or explanations regarding the Security Measures implemented by PP, periodically or as necessary, in which case PP shall comply with the request.

3.

SBPS may conduct an on-site inspection of the status of Security Measures implemented by PP at PP’s office or other place of business, with prior notice to PP, and PP shall cooperate with that inspection unless it obstructs the business of PP or there are other reasonable grounds.

4.

If SBPS determines that the Security Measures implemented by PP are insufficient, SBPS may request that PP rectify those Security Measures, in which case PP shall consult with SBPS and make efforts to comply.

Article 9 Return, Etc.

1.

PP shall immediately erase (including rendering the contents irrecoverable) all media containing the Personal Information (including copies and reproductions) at SBPS’s request or when the performance of the Entrusted Services ends.

2.

When disposing of Personal Information under the preceding paragraph or as instructed by SBPS, PP shall take the necessary measures to dispose of that information in such a way that Personal Information cannot be identified.

Article 10 Reporting; Inspection

1.

SBPS may request that PP provide periodic written reports on compliance (including the status of Personal Information management), which PP shall promptly provide. If SBPS considers it necessary based on those reports, SBPS may conduct an on-site inspection at PP’s office or other place of business, with prior notice to PP, and PP shall cooperate with that inspection unless it obstructs the business of PP or there are other reasonable grounds.

2.

If SBPS needs to investigate PP’s compliance status (including the status of Personal Information management), it may request a written report from PP at any time, which PP shall promptly provide. SBPS may conduct an on-site inspection at PP’s office or other place of business as necessary with prior notice to PP, and PP shall cooperate with that inspection unless it obstructs the business of PP or there are other reasonable grounds.

Article 11 Subcontracting

1.	PP shall not entrust to a third party all or part of the services among the Entrusted Services that involve the handling of Personal Information without the prior written consent of SBPS.

2.

If PP entrusts to a third party all or part of the services among the Entrusted Services that involve the handling of Personal Information after obtaining the consent of SBPS under the preceding paragraph, it shall select a Subcontractor that has the ability to appropriately handle the Personal Information in compliance with the obligations under these Rules and enter into a contract with the Subcontractor (the “Subcontractor”) with content equivalent to these Rules.

3.

With respect to the preceding paragraph, PP shall submit to SBPS the materials necessary for SBPS to conclude that the Subcontractor has the ability to appropriately handle the Personal Information and other materials designated by SBPS.

4.	If PP subcontracts services that include the handling of Personal Information under Paragraph 2, PP is responsible for all actions of the Subcontractor.

5.

If PP subcontracts all or part of the services that include the handling of Personal Information under Paragraph 2, PP shall conduct investigations regarding the Subcontractor’s handling of Personal Information, confirm that appropriate Security Measures are in place pursuant to Article 8, Paragraph 1 Rules, and impose obligations on the Subcontractor equivalent to those of PP under these Rules.

6.

PP shall conduct investigations or receive reports from the Subcontractor regarding whether appropriate Security Measures are in place, periodically or at the request of SBPS. PP shall make provision in its contract with the Subcontractor allowing it to conduct an on-site inspection at the Subcontractor’s office or other place of business from time to time at the request of SBPS.

7.

If PP receives a report from the Subcontractor regarding the status of Security Measures or compliance with these Rules under the preceding paragraph, PP shall promptly relay that report to SBPS. PP shall make provision in its contract with the Subcontractor allowing SBPS to directly provide guidance and the like to the Subcontractor if SBPS reasonably determines that PP’s supervision of the Subcontractor is insufficient.

8.	If PP makes any change to the Subcontractor, it shall do so in the manner provided for in Paragraph 1.

Article 12 Procedure in Case of Accident

1.

If any loss, theft, unauthorized access, misappropriation, destruction, alteration, divulgence or other accident with respect to Personal Information (an “Incident”) occurs or is likely to occur at PP (including the Subcontractor), PP shall immediately take the following measures irrespective of the cause or scale of the Incident:

(1)	investigate whether an Incident has occurred;

(2)	if the investigation under the preceding item confirms that an Incident has occurred, investigate the timing, extent of impact, and other facts and causes of the Incident and report to SBPS;

(3)	formulate and implement a plan with the necessary and appropriate content to prevent secondary damage and recurrence based on the findings under the preceding item and report to SBPS;

(4)	implement the plan formulated under the preceding item at PP’s responsibility and cost; and

(5)	report to SBPS regarding measures to prevent recurrence promptly after taking the measures provided for in the preceding item.

2.

If PP causes an Incident under the preceding paragraph and SBPS determines that PP’s investigation or recurrence prevention measures under the preceding paragraph are insufficient, or if SBPS otherwise considers it necessary to do so, SBPS may request additional investigation, improvement of the measures, take other necessary measures, or provide guidance to PP, with which PP shall comply. However, SBPS’s provision of guidance does not release PP from liability. The measures and guidance that SBPS may provide include, but are not limited to, the matters set out in the following items:

(1)	system diagnostics by an audit firm designated by SBPS; and

(2)	suspension of provision of the Service.

Article 13 Cooperation with Inspection by a Competent Government Agency

PP shall provide information and submit documents to SBPS and otherwise cooperate as necessary such that it does not impede SBPS’s performance of obligations to a competent government agency or the like (including compliance with an inspection, request for report, request for submission of records or any other obligation imposed on SBPS by a competent government agency or the like).

Article 14 Liability to Data Subjects

1.

SBPS warrants that the Personal Information it obtains from customers and other persons is legitimately obtained, and is liable to those data subjects with respect to the entrustment to PP of the handling of that Personal Information.

2.

PP shall promptly notify SBPS of any request from a customer or other person for the disclosure, correction, addition, deletion, or the like of Personal Information, or request to provide Personal Information from an administrative agency, judicial body, or other third party other than a data subject. In such case, PP is not obligated to directly respond to any request from a data subject or other third party, and SBPS shall handle those requests at its own responsibility and cost.

Article 15 Damages

PP shall compensate SBPS for damage incurred by SBPS (including legal fees) due to an Incident attributable to PP (including a Subcontractor), including expenses incurred in handling or responding that Incident, damage incurred by SBPS, and damage claims and other claims filed against SBPS by data subjects, customers of SBPS, and other third parties.

Article 16 Termination For Cause

If PP breaches any provision of these Rules, SBPS may terminate all or part of the Agreement by giving notice to PP.

Article 17 Term

The provisions of Article 5, Article 8, Article 9, Article 10, Article 12, Article 14, Article 15, this Article, and Article 18 will remain in effect even after the termination of the Agreement.